UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2011

SUPERIOR ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34037	75-2379388
(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

601 Poydras St., Suite 2400, New Orleans, Louisiana	70130
(Address of principal executive offices)	(Zip Code)

(504) 587-7374

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 21, 2011, Superior Energy Services, Inc. (the “Company”), SESI, L.L.C. (“SESI”), a wholly-owned subsidiary of the Company, and substantially all of the Company’s domestic subsidiaries (the “Subsidiary Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) for the sale by SESI of $800,000,000 aggregate principal amount of 7.125% Senior Notes due 2021 (the “Notes”) to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Capital One Southcoast, Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., CIBC World Market Corp., Citigroup Global Markets Inc., Comerica Securities, Inc., HSBC Securities (USA) Inc., Morgan Keegan & Company, Inc., Banco Bilbao Vizcaya Argentaria, S.A., PNC Capital Markets LLC, Standard Chartered Bank, and Johnson Rice & Company L.L.C. (collectively, the “Initial Purchasers”). The Notes are being sold by SESI in accordance with a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the sale of the Notes is expected to occur on December 6, 2011 (the “Closing Date”), subject to the satisfaction of customary closing conditions.

The Purchase Agreement contains customary representations and warranties on the part of the parties. The Purchase Agreement also contains customary indemnification and contribution provisions whereby the Company, SESI and the Subsidiary Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

SESI will pay interest on the Notes semi-annually on June 15 and December 15 of each year, commencing June 15, 2012. The Notes will mature on December 15, 2021. The Notes will be unconditionally guaranteed on a senior unsecured basis by the Company and the Subsidiary Guarantors.

The Company intends to use the net proceeds from this offering, together with cash on hand and the proceeds of a term loan and borrowings under a revolving credit tranche of its senior credit facility, which it intends to amend and restate, to pay the cash consideration component of the Company’s announced acquisition of Complete Production Services, Inc. (“Complete”), satisfy and discharge the indenture governing Complete’s existing 8.0% senior notes due 2016 (the “Complete Notes”), repay any amounts outstanding on the closing of the acquisition under, and terminate, Complete’s senior secured credit facility and pay related fees and expenses. If the agreement and plan of merger with Complete is terminated or the acquisition of Complete is not consummated on or before May 31, 2012, the Notes will be redeemed at a special mandatory redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest on the principal amount of the Notes to, but not including the, the special redemption date.

Certain of the Initial Purchasers or their affiliates perform and have performed commercial and investment banking and advisory services for the Company and/or its subsidiaries from time to time for which they receive and have received customary fees and expenses. The Initial Purchasers may, from time to time, engage in transactions with and perform services for the Company and/or its subsidiaries in the ordinary course of their business for which they will receive fees and expenses. In addition, affiliates of the Initial Purchasers have agreed to provide SESI with interim financing for the Complete acquisition in an aggregate amount of $700.0 million in the event the offering of the Notes is not consummated. To the extent any of the Initial Purchasers hold Complete Notes, they will receive a pro rata portion of the redemption price for such Complete Notes.

In connection with the closing of the transactions contemplated by the Purchase Agreement, on the Closing Date the Company, SESI, the Subsidiary Guarantors and the Initial Purchasers will enter into a registration rights agreement, pursuant to which SESI will agree to offer to exchange the Notes for a new issue of substantially identical notes registered under the Securities Act or, in certain circumstances, to file a shelf registration statement to register the Notes under the Securities Act.

The sale of the Notes will be made in a private placement, with such notes being offered and sold only to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act and applicable securities laws of any other jurisdiction or an available exemption from these registration requirements.

A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to such exhibit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report with respect to the Notes is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase Agreement dated as of November 21, 2011, by and among SESI, L.L.C., Superior Energy Services, Inc., the subsidiary guarantors party thereto and J.P. Morgan Securities LLC, as representative of the several initial purchasers named in Schedule 1 thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Robert S. Taylor
Robert S. Taylor
Chief Financial Officer

Dated: November 28, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement dated as of November 21, 2011, by and among SESI, L.L.C., Superior Energy Services, Inc., the subsidiary guarantors party thereto and J.P. Morgan Securities LLC, as representative of the several initial purchasers named in Schedule 1 thereto.